Exhibit 99.1

BrainStorm Strengthens Executive Team: Appoints Eyal Rubin as Chief Financial Officer

Eyal Rubin, VP and Head of Corporate Treasury at Teva, is Third Senior Appointment at Brainstorm in 2017

HACKENSACK, N.J. and PETACH TIKVAH, Israel, Nov. 2, 2017 /PRNewswire/ – BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, announced today that it has appointed Eyal Rubin as Chief Financial Officer. Mr. Rubin will be responsible for all corporate finance and accounting activities for BrainStorm.

Eyal Rubin joins BrainStorm from Teva Pharmaceutical Industries, Ltd., where he served as Vice President and Head of Corporate Treasury since 2013. While at Teva, he was responsible for Teva’s cash operations (over $35 billion in annual cash transactions), cash management (over $1 billion in cash) as well as Teva’s equity and debt capital market transactions (over $35 billion of debentures and term loans). From 2010 through 2013, Mr. Rubin was the Finance & Banking Manager for Cellcom Israel, LTD., where he was responsible for cash management and the operational financial aspects, including payment and control, investments, and hedging. From 2006 to 2010, Mr. Rubin was Chief Financial Officer for IDT Carmel, Inc. a wholly owned subsidiary of IDT Corp., where he was responsible for all of the financial aspects of IDT Carmel, including budgeting, periodical reports to the parent corporation, costing, tax, and payroll. From 2003 to 2005, he was General Manager and Chief Financial Officer for V-Secure Technologies, where he managed the mergers and acquisition process from the early stage of negotiations, due diligence until successful completion of the acquisition by Radware in December 2005. From 1999-2003, he was the Chief Operating Officer and Vice President Finance for Sec2Wireless, where he managed the financial aspects of the reverse merger with TravelNG in 2003.

“We are pleased to have Eyal join the BrainStorm team,” said Chaim Lebovits, President and Chief Executive Officer of BrainStorm Cell Therapeutics. “He is the third senior person to join our team in 2017, following the appointments of Dr. Ralph Kern as Chief Operating Officer and Chief Medical Officer, and Mary Kay Turner as Vice President of Patient Advocacy and Government Affairs. We recently initiated a Phase 3 clinical program investigating NurOwn® in amyotrophic lateral sclerosis (ALS), and we currently anticipate top-line data in 2019. Eyal’s corporate finance experience with large commercial operations, including Teva Pharmaceuticals, will be invaluable to us.”

Mr. Rubin earned his Masters of Business Administration from Bar Ilan University, where he graduated Summa Cum Laude with a specialization in Finance, and his Bachelor of Arts in Business Administration from the College of Management, where he graduated Summa Cum Laude with a specialization in Financing and IT Systems.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn® technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. NurOwn has been administered to approximately 75 patients with ALS in clinical trials conducted in the United States and Israel. In a randomized, double-blind, placebo-controlled clinical trial conducted in the U. S., a clinically meaningful benefit was demonstrated by higher response to NurOwn compared with placebo. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe-Harbor Statement

Statements in this announcement other than historical data and information constitute “forward-looking statements” and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.’s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm’s limited operating history, history of losses; minimal working capital, dependence on its license to Ramot’s technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm’s annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACTS

Media:
Uri Yablonka
Chief Business Officer
BrainStorm Cell Therapeutics Inc.
Phone: 646-666-3188
uri@brainstorm-cell.com

Investors:
Michael Rice
LifeSci Advisors, LLC
Phone: 646-597-6979
mrice@lifesciadvisors.com

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SOURCE BrainStorm Cell Therapeutics Inc.